Exhibit 99

Tredegar Reports Fourth-Quarter Results

  Bonnell Aluminum’s operating profit of $0.9 million increased $2.5 million from the fourth quarter of 2010 as volume rose 11.5%.
  Film Products successfully closed on its acquisition of Terphane Holdings LLC on October 24, 2011.
  Film Products’ operating profit was 19% below the fourth quarter of 2010 as a result of lower volumes in surface protection materials and personal care films.
  In Film Products, weakened consumer demand continues to adversely affect the markets for our customers’ products, especially impacting our surface protection volumes.

RICHMOND, Va.--(BUSINESS WIRE)--March 1, 2012--Tredegar Corporation (NYSE:TG) reported fourth-quarter net income from continuing operations of $3.8 million (12 cents per share) compared to $7.3 million (23 cents per share) in the fourth quarter of 2010. Results from continuing operations in the fourth quarter of 2011 include a net after-tax loss of $3.0 million (9 cents per share) for special items primarily related to expenses incurred in relation to the acquisition of Terphane Holdings LLC (“Terphane”). Income from ongoing operations in the fourth quarter was $6.8 million (21 cents per share) versus $8.9 million (28 cents per share) in the fourth quarter last year.

Net income from continuing operations for 2011 was $29.2 million (91 cents per share) compared to $27.0 million (83 cents per share) in 2010. Results from continuing operations in 2011 include a net after-tax gain of $0.6 million (2 cents per share) for special items primarily related to the divestiture of our film products business in Italy and expenses incurred in relation to the acquisition of Terphane. Income from ongoing operations in 2011 was $28.6 million (89 cents per share) versus $28.9 million (89 cents per share) in the fourth quarter last year. Further details regarding these special items are provided in the financial tables included with this press release.

A summary of results for ongoing operations for the three and twelve months ended December 31, 2011 and 2010 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Sales	$202.5	$182.9	$797.6	$740.5

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$3.8	$7.3	$29.2	$27.0
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.9	.4	1.6	.8
(Gains) losses from sale of assets and other	2.1	1.2	(2.2)	1.1
Income from ongoing operations*	$6.8	$8.9	$28.6	$28.9

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$.12	$.23	$.91	$.83
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.03	.01	.05	.03
(Gains) losses from sale of assets and other	.06	.04	(.07)	.03
Diluted earnings per share from ongoing operations*	$.21	$.28	$.89	$.89

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) and diluted earnings per share, in each case, as reported under GAAP (defined above) and income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Weak demand in the LCD market, especially in the high-end TV segment, continued to adversely impact our Film Products business in the fourth quarter. We do not expect a dramatic change in the market dynamics for our surface protection business in the near-term but may see fluctuations from quarter to quarter.”

Ms. Taylor continued: “Bonnell Aluminum enjoyed profitability again this quarter, versus a loss of $1.5 million in the fourth quarter of 2010. This solid quarterly performance is evidence that Bonnell’s efforts to focus on operational excellence and develop new business opportunities, while maintaining a low breakeven point, are paying off as we experienced volume growth. Unfortunately, this does not indicate that we see evidence of a meaningful recovery in the building and construction market, particularly the residential segment. Consequently, on February 1, 2012, we announced our decision to close our plant in Kentland, Indiana.”

OPERATIONS REVIEW

Film Products

A summary of fourth quarter and full year operating results for Film Products is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	60,875	54,178	12.4%	218,727	221,210	(1.1)%

Net sales	$142,150	$130,753	8.7%	$535,193	$520,445	2.8%

Operating profit from ongoing operations	$16,539	$20,452	(19.1)%	$63,420	$71,184	(10.9)%

Net sales (sales less freight) in Film Products for the fourth quarter of 2011 and full year 2011 increased compared to the same periods in 2010 primarily due to the acquisition of Terphane on October 24, 2011 and an increase in average selling prices from the pass-through of higher resin prices to customers, partially offset by lower volumes in surface protection materials and personal care films. As highlighted last quarter, the slowdown in end-user demand for large-sized LCD panels, particularly in the high-end TV segment, has negatively impacted the volumes of our surface protection materials. In addition, reduced consumer demand for applications that utilize our premium personal care films has also contributed to the reduction in sales volumes. Terphane generated net sales of $28.3 million subsequent to its acquisition.

Operating profit from ongoing operations in the fourth quarter of 2011 decreased compared to the fourth quarter of the prior year primarily due to lower volumes in surface protection materials and personal care films. The impact of lower volumes was partially offset by additional profit generated by Terphane, the favorable impact of the lag in the pass-through of higher resin costs and cost reduction efforts and improved manufacturing efficiencies in 2011. The estimated impact on operating profits of the projected quarterly lag in the pass-through of average resin costs was a favorable $1.0 million in the fourth quarter of 2011 and an unfavorable $1.8 million in the fourth quarter of 2010. Terphane had operating profit of $3.0 million from the acquisition date through December 31, 2011, which included $0.9 million of one-time reimbursements for customs duties.

Operating profit from ongoing operations for 2011 decreased compared to 2010 due to the same factors referenced above for the quarterly results. In addition, operating profit from ongoing operations for the full year period was favorably impacted by the effect of the change in the U.S. dollar value of currencies for operations outside the U.S. The estimated impact of the resin pass-through lag was an unfavorable $0.8 million for 2011 versus an unfavorable $6.4 million for 2010. The company estimates that the change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.8 million in 2011 compared to 2010.

Capital expenditures in Film Products were $12.9 million in 2011 compared with $15.7 million in 2010. Film Products currently estimates that capital expenditures will be approximately $48 million in 2012, which includes approximately $27 million in capital expenditures for a project that will expand our capacity at the newly acquired manufacturing facility in Brazil. This multi-year project will increase capacity that primarily serves specialized polyester films customers in Latin America. Depreciation expense was $34.6 million in 2011 and $33.6 million in 2010, and is projected to be approximately $39 million in 2012.

Aluminum Extrusions

A summary of fourth quarter and full year operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2011	2010	% Change	2011	2010	% Change

Sales volume (pounds)	25,318	22,703	11.5%	107,997	94,890	13.8%

Net sales	$53,680	$47,540	12.9%	$240,392	$199,639	20.4%

Operating profit (loss) from ongoing operations	$918	$(1,536)		$3,457	$(4,154)

Net sales in the fourth quarter of 2011 were higher than in the fourth quarter of the previous year, largely due to increased volume. Operating profit from ongoing operations for the fourth quarter of 2011 was primarily driven by higher volumes and lower expenses for supplies, maintenance and utilities in the current year. Higher volumes in Bonnell Aluminum can be attributed to developing new customer opportunities and supporting key customers who continue to demonstrate strength in a difficult business environment. The improvements in net sales and operating profit from ongoing operations for 2011 versus 2010 were primarily driven by the previously noted higher volumes.

Capital expenditures for Bonnell were $2.7 million in 2011 compared with $4.3 million last year. Capital expenditures are estimated to be approximately $4.5 million in 2012. Depreciation expense was $8.3 million in 2011 compared with $9.1 million in 2010, and is estimated to be approximately $12 million in 2012. Higher depreciation expense in 2012 is primarily due to accelerated depreciation of approximately $4 million on property, plant and equipment at the Kentland, Indiana manufacturing facility, which is scheduled to close by September 30, 2012.

Other

The Other segment is comprised of the start-up operations of Bright View Technologies Corporation (Bright View Technologies) and Falling Springs, LLC (Falling Springs). Bright View Technologies is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View is a late-stage developmental company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations for this segment were $0.4 million in the fourth quarter of 2011 and $2.8 million for the full year.

Corporate Expenses, Interest and Taxes

Pension expense was $0.6 million in the fourth quarter of 2011 and $2.3 million in 2011, an unfavorable change of $0.4 million and $1.6 million, respectively, from the comparable periods in 2010. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net decreased in 2011 versus 2010 due to lower performance-based incentives, partially offset by the unfavorable impact of pension expense noted above.

The effective tax rate for income taxes from continuing operations was 26.7% in 2011 compared to 33.7% in 2010. Income taxes for continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the film products subsidiary in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products. Significant differences between the effective tax rate for continuing operations and the U.S. federal statutory rate for 2011 and 2010 will be provided in the notes to the consolidated interim financial statements in our Form 10-K filed with the Securities and Exchange Commission. The change in the effective tax rate for the fourth quarter primarily reflects the impact to income taxes during the fourth quarter to adjust the effective tax rate to that for the entire year.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $56.1 million at December 31, 2011, compared with net cash (cash and cash equivalents in excess of debt) of $72.7 million at December 31, 2010. In 2011, we borrowed $125 million under our revolving credit agreement and used approximately $56 million of cash on hand to fund the acquisition of Terphane. Net debt and net cash are financial measures that are not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane, involve special risks, including without limitation, diversion of management’s time and attention to our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had sales of $800 million in 2011. With approximately 2,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Sales	$202,517	$182,945	$797,597	$740,475
Other income (expense), net (a) (d) (e)	1,267	(1,976)	3,224	(940)
	203,784	180,969	800,821	739,535

Cost of goods sold (a)	165,335	145,984	655,089	596,330
Freight	5,111	4,052	18,488	17,812
Selling, R&D and general expenses (a)	22,733	19,724	82,110	82,235
Amortization of intangibles	1,011	124	1,399	466
Interest expense	843	361	1,926	1,136
Asset impairments and costs associated with exit and disposal activities (a)	640	253	1,917	773
	195,673	170,498	760,929	698,752

Income from continuing operations before income taxes	8,111	10,471	39,892	40,783
Income taxes (b)	4,319	3,154	10,648	13,756
Income from continuing operations	3,792	7,317	29,244	27,027
Loss from discontinued operations (f)	(4,044)	-	(4,389)	-

Net income (a) (c)	$(252)	$7,317	$24,855	$27,027

Earnings (loss) per share:
Basic:
Continuing operations	$.12	$.23	$.92	$.84
Discontinued operations	(.13)	-	(.14)	-
Net income	$(.01)	$.23	$.78	$.84
Diluted:
Continuing operations	$.12	$.23	$.91	$.83
Discontinued operations	(.13)	-	(.14)	-
Net income	$(.01)	$.23	$.77	$.83

Shares used to compute earnings (loss) per share:
Basic	31,975	31,806	31,932	32,292
Diluted	32,328	32,348	32,213	32,572

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Net Sales
Film Products	$142,150	$130,753	$535,193	$520,445
Aluminum Extrusions	53,680	47,540	240,392	199,639
Other	1,576	600	3,524	2,579
Total net sales	197,406	178,893	779,109	722,663
Add back freight	5,111	4,052	18,488	17,812
Sales as shown in the Consolidated
Statements of Income	$202,517	$182,945	$797,597	$740,475

Operating Profit
Film Products:
Ongoing operations	$16,539	$20,452	$63,420	$71,184
Plant shutdowns, asset impairments, restructurings and other (a)	(4,288)	-	(6,807)	(505)

Aluminum Extrusions:
Ongoing operations	918	(1,536)	3,457	(4,154)
Plant shutdowns, asset impairments, restructurings and other (a)	39	13	58	493

Other:
Ongoing operations	(436)	(1,239)	(2,835)	(4,173)
Plant shutdowns, asset impairments, restructurings and other (a)	-	(253)	-	(253)
Total	12,772	17,437	57,293	62,592
Interest income	245	191	1,023	709
Interest expense	843	361	1,926	1,136
Gain (loss) on investment accounted for under the fair value method (d)	1,600	(2,200)	1,600	(2,200)
Stock option-based compensation costs	459	525	1,940	2,064
Corporate expenses, net (a) (e)	5,204	4,071	16,158	17,118
Income from continuing operations before income taxes	8,111	10,471	39,892	40,783
Income taxes (b)	4,319	3,154	10,648	13,756
Income from continuing operations	3,792	7,317	29,244	27,027
Loss from discontinued operations (f)	(4,044)	-	(4,389)	-
Net income (loss) (a) (c)	$(252)	$7,317	$24,855	$27,027

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2011	2010
Assets

Cash & cash equivalents	$68,939	$73,191
Accounts & notes receivable, net	98,027	84,076
Income taxes recoverable	2,592	6,643
Inventories	61,290	43,058
Deferred income taxes	7,135	6,924
Prepaid expenses & other	7,551	5,369
Total current assets	245,534	219,261

Property, plant & equipment, net	257,274	206,837
Other assets	54,041	48,127
Goodwill & other intangibles	221,740	106,117
Total assets	$778,589	$580,342

Liabilities and Shareholders' Equity

Accounts payable	$73,742	$58,209
Accrued expenses	39,882	33,229
Current portion of long-term debt	-	222
Total current liabilities	113,624	91,660

Long-term debt	125,000	228
Deferred income taxes	70,754	51,879
Other noncurrent liabilities	72,210	19,029
Shareholders' equity	397,001	417,546
Total liabilities and shareholders' equity	$778,589	$580,342

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2011	2010
Cash flows from operating activities:
Net income	$24,855	$27,027
Adjustments for noncash items:
Depreciation	43,336	43,122
Amortization of intangibles	1,399	466
Deferred income taxes	2,108	(6,392)
Accrued pension and postretirement benefits	2,481	1,125
Loss on asset impairments and divestitures	1,376	608
(Gain) loss on an investment accounted for under the fair value method (d)	(1,600)	2,200
Gain on sale of assets	(653)	(15)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(4,737)	(10,981)
Inventories	2,410	(7,717)
Income taxes recoverable	(1,254)	(2,627)
Prepaid expenses and other	(271)	(969)
Accounts payable and accrued expenses	(282)	2,942
Other, net	2,597	(2,380)
Net cash provided by operating activities	71,765	46,409
Cash flows from investing activities:
Acquisition, net of cash acquired	(180,975)	(5,500)
Capital expenditures	(15,880)	(20,418)
Proceeds from the sale of assets and property disposals	1,622	3,768
Net cash used in investing activities	(195,233)	(22,150)
Cash flows from financing activities:
Borrowings	125,000	-
Dividends paid	(5,761)	(5,141)
Debt principal payments and financing costs	(89)	(2,815)
Repurchases of Tredegar common stock	-	(35,141)
Proceeds from exercise of stock options and other	1,242	980
Net cash provided by (used in) financing activities	120,392	(42,117)
Effect of exchange rate changes on cash	(1,176)	386
Decrease in cash and cash equivalents	(4,252)	(17,472)
Cash and cash equivalents at beginning of period	73,191	90,663
Cash and cash equivalents at end of period	$68,939	$73,191

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of December 31, 2011:
Net debt (cash) (g)	$56.1
Shares outstanding	32.1

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2011 include:
	--	Pretax charges of $2.5 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
--

Pretax charges of $0.7 million associated with purchase accounting adjustments made to the value of inventory sold by Film Products after its acquisition of Terphane (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail);

	--	Pretax charges of $0.6 million for asset impairments in Film Products;
	--	Pretax charges of $0.4 million for integration-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
	--	Pretax charges of $62,000 for severance and other employee-related costs in connection with restructurings in Film Products; and
	--	Pretax gains of $39,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in 2011 include:
--

Pretax charges of $4.8 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;

	--	Pretax charges of $1.4 million for asset impairments in Film Products;
	--	Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;
--

Pretax charges of $0.7 million associated with purchase accounting adjustments made to the value of inventory sold by Film Products after its acquisition of Terphane (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail);

	--	Pretax charges of $0.5 million for severance and other employee-related costs in connection with restructurings in Film Products;
--

Pretax charges of $0.4 million for integration-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and

	--	Pretax gains of $58,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2010 include:
	--	Pretax gains of $0.4 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);
	--	A pretax charge of $0.4 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income); and
	--	Pretax charges of $0.3 million for asset impairments in the Other segment.

Plant shutdowns, asset impairments, restructurings and other in 2010 include:
	--	Pretax gains of $0.9 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);
	--	Pretax charges of $0.6 million for asset impairments in Film Products ($0.3 million) and in the Other segment ($0.3 million);
	--	A pretax charge of $0.4 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income);
	--	Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products;
	--	A pretax gain of $0.1 million on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania; and
	--	Pretax losses of $0.1 million on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia.

(b)	Income taxes from continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the film products business in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products.

(c)	Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $44.1 million in the fourth quarter of 2011 and income of $4.6 million for the fourth quarter of 2010. Comprehensive income (loss) was a loss of $18.4 million in 2011 and income of $24.0 million in 2010. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity. The comprehensive loss for the fourth quarter and full year of 2011 are primarily related to the reduction in the funded status of our pension plans from 2010 to 2011.

(d)	The unrealized gain (loss) on an investment accounted for under the fair value method was a gain of $1.6 million in 2011 and a loss of $2.2 million in 2010. The unrealized gain in 2011 is attributed to the appreciation of our ownership interest upon changes in the market dynamics and pricing associated with an upcoming product introduction and the addition of projects to the product pipeline. The unrealized loss in 2010 is attributed to estimated changes in the fair value of our investment after the investee, which had its new drug application to the Food & Drug Administration (FDA) accepted for review in the fourth quarter of 2010, reassessed its projected timeframe for obtaining final marketing approval from the FDA for its drug delivery system. The unrealized gain (loss) on an investment accounted for under the fair value method is also included in "Other income (expense), net" in the condensed consolidated statements of income.

(e)	A pretax charge of $0.6 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the fourth quarter of 2011 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(f)	On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. An accrual was made for indemnifications under the purchase agreement related to environmental matters of $4.0 million ($4.0 million after tax) in the fourth quarter of 2011 and for $4.4 million ($4.4 million after tax) for 2011.

(g)	Net debt (cash) is calculated as follows (in millions):

	December 31,	December 31,
	2011	2010
Debt	$125.0	$.5
Less: Cash and cash equivalents	(68.9)	(73.2)
Net debt (cash)	$56.1	$(72.7)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)	Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations.

(i)	Business combination accounting principles under U.S. GAAP require that we adjust the inventory acquired in the acquisition of Terphane to fair value at the date of acquisition. In particular, finished goods inventory acquired was adjusted to reflect the cost of manufacturing plus a portion of the expected profit margin. The acquired inventory was sold in the fourth quarter of 2011. We believe that the adjustment included in “Cost of goods sold” in the fourth quarter of 2011 should be removed by investors as a means to determine profit and margins from ongoing operations, which reflect the operating trends of the acquired business.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com